For immediate release
Trading symbol: NYSE, TSX — GLG	February 8, 2005
All amounts in US$

GLAMIS GOLD RESPONDS TO GOLDCORP DIVIDEND ANNOUNCEMENT

February 8, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) responded today to the announcement by Goldcorp, Inc. that it has declared a special dividend payable to Goldcorp shareholders, but only if the Goldcorp/Wheaton River transaction is approved at the Goldcorp shareholders meeting on February 10, 2005.

“This is a sign of pure desperation. Goldcorp knows that the vote was coming in against the Wheaton River transaction, and they are now attempting to induce their shareholders — using their own cash — to vote for the Wheaton deal,” said Kevin McArthur, President and Chief Executive Officer of Glamis Gold. “This ploy just shows how entrenched Mr. McEwen and certain members of the Goldcorp board are and to what lengths they will go to retain their positions, as opposed to acting in the best interest of their shareholders. Glamis’ offer is final and will not be changed in response to this move. We continue to be very confident that Goldcorp shareholders will reject the Wheaton deal at Thursday’s shareholder meeting.”

“Wheaton River shareholders should be outraged by this development,” added Mr. McArthur. “For the third time in less than 12 months, Wheaton River has agreed to sell itself, each time at a lower price than the time before. And Goldcorp shareholders really need to question why Wheaton River is so desperate to be sold. We have previously raised serious questions about the Wheaton River mining assets and this latest move would seem to confirm these concerns.”

Goldcorp has extended the proxy-delivery cutoff until 5:00 p.m. Eastern time on Wednesday, February 9, 2005. Glamis reminds Goldcorp shareholders that they can still vote “AGAINST” the Wheaton River transaction by returning the BLUE form of proxy. Shareholders can also vote against the Wheaton transaction by voting “AGAINST” on the green management proxy.

For further information about Glamis’ premium bid, voting or changing your proxy for the Goldcorp meeting, Goldcorp shareholders should contact Georgeson Shareholder Communications at 1-877-288-7946 (toll free in North America).

VOTE PURE GOLD
VOTE NO TO WHEATON RIVER
VOTE TODAY

Safe Harbor Statement: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements.” Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed a take-over bid circular and dissident proxy circular together with any related documents to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com

Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations

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